Exhibit 99.4

FINANCE COMMITTEE CHARTER

The Purpose of the Finance Committee

The purpose of the Finance Committee (the “Committee”) of the Board of Directors (the “Board”) of Kaival Brands Innovations Group, Inc. (the “Company”), is to carry out the responsibilities delegated by the Board relating to oversight of the Company’s financial management, including oversight of the Company’s strategic and transactional planning and activities, global financing and capital structure objectives and plans, insurance program, tax structure, and investment program and policies.

Membership and Structure

The membership of the Committee shall consist of at least three directors, each of whom shall meet the independence requirements established by the Board, if any, and applicable laws, rules, and regulations of the Securities and Exchange Commission and The Nasdaq Stock Market, LLC. The Committee members and the Committee’s Chair shall be appointed by the Board. The Board may remove any member from the Committee at any time with or without cause.

Operations

The Committee shall meet at least twice a year. Additional meetings may occur as the Committee or its Chair deems advisable. The Committee shall cause to be kept adequate minutes of all its proceedings, and shall report on its actions and activities at the next meeting of the Board occurring after such Committee meeting. The Committee members shall be furnished with copies of the minutes of each meeting and any action taken by unanimous consent.

The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the State of Delaware.

Authority

The Committee shall have the authority, in its sole discretion, to select, retain, and obtain the advice of professionals, including outside counsel, other advisors, and director search firms, as the Committee deems necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation and oversee the work of such professionals. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its professionals, outside counsel, and any other advisors.

The Committee may form and delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees or one or more designated Committee members, as the Committee deems appropriate in its sole discretion.

Responsibilities

The Committee shall have the following authority and responsibilities:

1.	To review and approve management’s recommendations to the Board with respect to significant capital expenditures;

2.	To review, approve, and monitor significant mergers, acquisitions, divestitures, joint ventures, minority investments, and other debt and equity investments, including overseeing the due diligence process;

3.	To conduct a review of completed transactions for purposes of assessing the degree of success achieved;

4.	To review and oversee management’s plans and objectives for the capitalization of the Company, including the structure and amount of debt and equity to meet the Company’s financing needs;

5.	To review and approve management’s recommendations to the Board with respect to new offerings of debt and equity securities, stock splits, credit agreements (including material changes thereto), and the Company’s investment policies;

6.	To review and approve management’s recommendations to the Board regarding dividends or stock splits;

7.	To review and approve management’s recommendations to the Board regarding authorizations for repurchases of the Company’s common stock;

8.	To review and approve management’s recommendations for the investment of excess cash, if any;

9.	To review management’s decisions regarding certain financial aspects of the Company’s employee benefit plans;

10.	To review and oversee the Company’s tax strategies;

11.	To review with management the Company’s strategies for management of significant financial risks and contingent liabilities;

12.	To review the annual business plans from the perspective of cash flow, capital spending, and financing requirements;

13.	To review, and recommend to the Board for approval, authorization limits for the Committee and the Chief Executive Officer to approve expenditures; and

14.	To review this Charter on an annual basis and recommend any changes to the Board for approval.

Performance Evaluation

The Committee shall conduct an annual evaluation of the performance of its duties under this Charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

Adopted by the Board of Directors on March 17, 2021.